AMENDMENT TO NAME AND LIKENESS LICENSING AGREEMENT

THIS AMENDMENT TO NAME AND LIKENESS LICENSING AGREEMENT (the “Amendment”) is made as of February 18, 2010 by and between Carley Roney (“Licensor”) and The Knot, Inc., a Delaware corporation (the “Company”).

WHEREAS, Licensor and the Company have previously entered into that certain Name and Likeness Licensing Agreement, dated as of November 5, 2008 (the “Agreement”), as amended, and desire to change certain obligations under the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Fee.  The annual fee set forth in Section 3.1(a) of the Agreement is changed to $10,000 per year, effective January 1, 2010.

2.           Non-Accountable Talent Expense Allowance.  The Company shall permanently suspend, and Licensor shall permanently waive the Company’s obligation to pay, the annual non-accountable talent expense allowance set forth in Section 3.1(c) of the Agreement, effective January 1, 2010.  During such suspension period, Licensor shall be permitted to seek reimbursement from the Company for her expenses for clothes for television, personal and other appearances while promoting, representing and endorsing the Company; hair and make-up expenses for maintenance and on-air appearances; and other expenses related to Licensor’s services for the Company, in each case in accordance with the Company’s regular reimbursement policies.

3.           Miscellaneous.

3.1           No Other Amendments.  Except as expressly set forth herein, all terms and conditions of the Agreement (including the schedules thereto) shall remain in full force and effect.  In the event of any inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall govern.

3.2           Governing Law.  This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

3.3           Titles and Subtitles.  The titles, subtitles and defined terms used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

3.4           Definitions.  Capitalized terms used herein and not defined upon first usage shall have the meanings assigned such terms in the Agreement.

3.5           Counterparts.  This Amendment may be executed in any number of counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Confidential

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

/s/ CARLEY RONEY
CARLEY RONEY

THE KNOT, INC.

By:	/s/ IRA CARLIN
Name: Ira Carlin
Title: Chairman, Compensation Committee of the Board of Directors

Confidential